Filed Pursuant to Rule 433

Registration No. 333-150461

ISSUER FREE WRITING PROSPECTUS

(Supplementing Prospectus dated April 25, 2008 and

Prospectus Supplement dated January 22, 2009)

9,544,814 Shares

of Common Stock

Orange 21 Inc. Announces Extension of Rights Offering and $2.3 Million Participation

CARLSBAD, Calif.—(BUSINESS WIRE)—February 23, 2009, Orange 21 Inc. (NASDAQ:ORNG), announced today that it has extended the expiration date for its subscription rights offering previously announced on January 22, 2009 (the “Rights Offering”). Accordingly, the subscription rights issued pursuant to the Rights Offering will now expire at 5:00 p.m., New York City time, on March 6, 2009.

As of February 20, 2009, the original expiration date of the Rights Offering, more than 2.9 million shares of Orange 21’s common stock have been purchased in the Rights Offering for an aggregate of approximately $2.3 million. Purchasers in the Rights Offering include: Costa Brava Partnership III L.P., a holder of 19.8% of Orange 21’s common stock prior to the commencement of the Rights Offering, which participated up to its full pro-rata share by purchasing 1,622,271 additional shares of common stock for approximately $1.3 million; The Integrity Brands Fund, L.P., a holder of 18.9% of Orange 21’s common stock prior to the commencement of the Rights Offering, which purchased 724,270 shares; Harry Casari, a member of Orange 21’s board of directors, who purchased 31,250 shares; and Ted Roth, an Orange 21 board member, who purchased 26,000 shares. In light of this participation Orange 21’s board has determined to extend the Rights Offering for an additional two weeks.

During the extended offering period for the Rights Offering, any person who received subscription rights from Orange 21 during the original offering period may exercise those subscription rights that have not already been exercised. In addition, during the extended offering period, Orange 21 may continue to offer shares of its common stock offered but not subscribed for in the Rights Offering to other potential investors selected by it, in its sole discretion, at the Rights Offering subscription price. Other than the extension of the expiration date, all other offering terms described in Orange 21’s prospectus supplement, dated January 22, 2009, remain the same and apply during the extended period of the offering.

For more information regarding the Rights Offering or to request copies of the prospectus or prospectus supplement relating to the Rights Offering, you may contact the information agent, Georgeson Inc., at 199 Water St., 26th Floor, New York, NY 10038-3650, (800) 280-0819. A copy of the Prospectus dated April 25, 2008 is available at: http://www.sec.gov/Archives/edgar/data/932372/000119312508091157/ds3.htm. A copy of our Prospectus Supplement dated January 22, 2009 is available at http://www.sec.gov/Archives/edgar/data/932372/000119312509009820/d424b5.htm.

About Orange 21 Inc.

Orange 21 designs, develops, markets and produces premium products for the action sport and youth lifestyle markets. Orange 21’s primary brand, Spy Optic (TM), manufactures sunglasses and goggles targeted toward the action sports and youth lifestyle markets.

Safe Harbor Statement

This press release contains forward-looking statements. These statements relate to future events or future financial performance and are subject to risks and uncertainties. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “feel,” “estimate,” “predict,” “potential” or “continue,” the negative of such terms or other comparable terminology. Specifically, comments in this press release regarding Orange 21’s use of the proceeds from the rights offering, allocation of unsubscribed shares and the expectation that certain persons will exercise their subscription rights are forward-looking statements and are subject to inherent risks. These statements are only predictions. Actual events or results may differ materially. Factors that could cause actual results to differ materially from those contained in the forward-looking statements include, but are not limited to: the general conditions of the domestic and global economy; changes in consumer discretionary spending; changes in the value of the U.S. dollar and Euro; changes in commodity prices; Orange 21’s ability to source raw materials and finished products at favorable prices; risks related to the limited visibility of future orders; Orange 21’s ability to continue to develop, produce and introduce innovative new products in a timely manner; Orange 21’s ability to identify and execute successfully cost-control initiatives without adversely impacting sales; the performance of new products and continued acceptance of current products; Orange 21’s execution of strategic initiatives and alliances; uncertainties associated with intellectual property protection for Orange 21’s products; stockholders’ interest or ability to make further investments in Orange 21; and other risks identified from time to time in Orange 21’s filings made with the U.S. Securities and Exchange Commission. Although, Orange 21 believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results. Moreover, Orange 21 assumes no responsibility for the accuracy or completeness of such forward-looking statements and undertakes no obligation to update any of these forward-looking statements.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A POST-EFFECTIVE AMENDMENT, A PROSPECTUS AND A PROSPECTUS SUPPLEMENT) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS AND PROSPECTUS SUPPLEMENT IN THAT REGISTRATION STATEMENT, AS AMENDED, AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEBSITE AT WWW.SEC.GOV OR BY CLICKING ON THE LINKS ABOVE. ALTERNATIVELY, THE ISSUER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND TO YOU THE PROSPECTUS OR PROSPECTUS SUPPLEMENT IF YOU REQUEST THEM BY CALLING TOLL-FREE (800) 280-0819 (RETAIL INVESTORS) OR (212) 440-9800 (BANKS AND BROKERAGE FIRMS).